—- Schedule 13D, Amendment No. 3

EXHIBIT 1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated December 9, 2021, is made by and among AINOS, INC. a Texas corporation (the “Company”), Stephen T. Chen and Virginia M. Chen, individually and as Trustees of Stephen T. Chen and Virginia M. Chen Living Trust, dated April 12, 2018 (“Chen”), and Hung Lan Lee (“Lee”) (individually a “Stockholder” and collectively the “Stockholders”), and AINOS, INC., a Cayman Islands company (“Ainos KY”).

WHEREAS, the Company, Ainos KY, and the Stockholders entered into a Securities Purchase Agreement dated as of December 24, 2020 (the “SPA”) requiring, among other things, the Company to cause each of the principal shareholders of the Company holding nine percent (9%) or more of the issued and outstanding capital stock of the Company, to enter into a voting agreement in which the Purchaser shall have the authority and power to exercise the voting rights of such shareholders at subsequent shareholders meetings of the Company under Section 4.21 of the SPA;

WHEREAS, Section 6.252 of the Texas Business Organizations Code (the “Code”) permits voting agreements (except as provided by the Code or the governing documents of the Company);

WHEREAS, the governing documents of the Company does not restrict voting agreements.

NOW, THEREFORE, the Parties agree as follows:

1. Voting Provisions.

1.1 Delegation of Voting Rights to Ainos KY. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) held by such Stockholder, or over which such Stockholder has voting power or control, from time to time and at all times, in whatever manner as shall be determined at the sole discretion of Ainos KY.

1.2 Definition of Shares. For purposes of this Agreement, the term “Shares” shall mean and include as of the Effective Date any securities the holders of which are entitled to vote, including without limitation, all shares of Common Stock, and any preferred stock of the Company. The following are excluded from this Agreement: (a) common stock issued to the Stockholder after the Effective Date upon exercising options to convert debt to common stock of the Company, (b) any other securities convertible or exchangeable for shares of Common Stock or voting capital stock of the Company issued to the Stockholder after the Effective Date whether through purchase, gift, stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise, (c) any common stock purchased or sold by the Stockholder from the open market and/or through a broker-arranged transaction, and (d) any common stock beneficially owned by Chen in, or directly owned by, ACTS Biosciences, Inc. or STC International, Inc. The Parties further agree that each Stockholder is authorized to sell or transfer up to twenty-five percent (25%) of its Shares in private transactions (including sales, gifts, or any other transfers), that would be otherwise subject to this Agreement, each calendar year; provided that the Stockholder provides written notice of the proposed transferee and details of the transaction, thereof to the Company at least ten (10) days prior to an intended closing.

1.3 Exercise of Voting Rights. Notwithstanding anything to the contrary under Section 4.21 of the SPA, each Stockholder authorizes Ainos KY to exercise its voting rights at shareholder meetings, by executing written consents in lieu of a shareholder meeting, and by any other means permitted by the Company’s governing documents.

AINOS INC VOTING AGREEMENT WITH CHEN AND LEE DATED DECEMBER 9 2021

2. Covenants.

2.1 Covenants of the Company. The Company and Stockholders agree to use commercially reasonable efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the Parties enjoy the benefits of this Agreement.

2.2 Covenants of Ainos KY. In the exercise of the proxy granted hereby by each Stockholder, Ainos KY shall exercise its best business judgement, comply with all applicable policies and procedures of the Company and all laws and regulations to which its actions are subject, and the terms and conditions of the SPA. Ainos KY shall indemnify, defend, and hold harmless the Stockholders from any legal or regulatory actions that may arise from the exercise of the proxy granted herein.

2.3 Irrevocable Proxy and Power of Attorney. Each Stockholder hereby constitutes and appoints as the proxy of such Stockholder and hereby grants a power of attorney to the President of Ainos KY, with full power of substitution. Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the Parties in connection with the transactions contemplated by the SPA and this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 4.7hereof. Each Stockholder hereby revokes any and all previous proxies or powers of attorney with respect to the Shares held by such Stockholder or over which such Stockholder has voting power or control and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 4.7hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

2.4 Specific Enforcement. Each Stockholder acknowledges and agrees that the Company and Ainos KY will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the other parties in accordance with their specific terms or are otherwise breached by the other parties. Accordingly, it is agreed that each of the Company, Ainos KY, and the non-breaching Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3. Term.

3.1 Effective Date. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the termination of this Agreement in accordance with Section 4.7 below.

4. Miscellaneous.

4.1 Transfers. Each transferee or assignee of Shares subject to this Agreement shall continue to be subject to the terms hereof and, as a condition precedent to any such transfer(s) (and the Company’s recognizing such transfer(s)), each such transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Stockholder. A Stockholder shall not make, and the Company shall not permit, the transfer of Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee (or group) shall have complied with the terms of this Section. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with a restrictive legend.

4.2 Successors; No Assignment. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors of the parties. Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto Any assignment contrary to the provisions of this Section shall be null and void. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

AINOS INC VOTING AGREEMENT WITH CHEN AND LEE DATED DECEMBER 9 2021

4.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas. Each party agrees that all proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, employees or agents) may be commenced in the state and federal courts sitting in Dallas, Texas (the “Texas Courts”). Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Texas Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any Texas Court, or that such proceeding has been commenced in an improper or inconvenient forum. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence a proceeding to enforce any provisions of this Agreement, then the prevailing party or parties in such proceeding shall be reimbursed by the non-prevailing party or parties for its or their attorney’s fees and other costs and expenses incurred in connection with the investigation, preparation and prosecution of such proceeding.

4.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth as follows:

If to the Company:	Ainos, Inc. 8880 Rio San Diego Drive, Suite 800 San Diego, CA 92108 Attention: Chief Executive Officer Email: et@tcnt.tw

If to Ainos KY:

Ainos, Inc.

P.O. Box 31119 Grand Pavilion, Hibiscus Way,

802 West Bay Road

Grand Cayman, KY1-1205 Cayman Islands

Attention: Tsai Chun Hsien, President

Telephone: +886-37-581999

Facsimile: +886-37-583335

Email: et@tcnt.tw

AINOS INC VOTING AGREEMENT WITH CHEN AND LEE DATED DECEMBER 9 2021

If to Chen:

Stephen T. Chen and Virginia M. Chen, individually and as Trustees of Stephen T. Chen and Virginia M. Chen Living Trust, dated April 12, 2018

19 Pine Plain Road

Wellesley, MA 02481

Telephone: +1(626)407-2570

Email: stcacts49@gmail.com; stcacts@yahoo.com

If to Lee:	Hung Lan Lee Fl 20, No 19, Lane 8 Sec 5 Rd Xin-Yi Taipei 110, Republic of China (Taiwan) Telephone: +886903349191 Email: lee_88@foxmail.com

4.7 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company, the Stockholders, and Ainos KY; when Ainos KY holds less than ten percent (10%) beneficial ownership in the Shares of the Company; or when Ainos KY holds less than ten percent (10%) voting interest in the Company. Notwithstanding the foregoing this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Stockholder without the written consent of such Stockholder unless such amendment, termination or waiver applies to all Stockholders, in their capacities as Stockholders, as the case may be, in the same fashion

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. For purposes of this Section, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Stockholders circulated by the Company and executed by the Stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

4.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.10 Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements (as defined in the Securities Purchase Agreement) constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

4.11 Legend on Share Certificates. Each certificate representing any Shares subject to this Agreement (as defined in Section 1.2) that are issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN, TO THE EXTENT REQUIRED THEREBY.”

AINOS INC VOTING AGREEMENT WITH CHEN AND LEE DATED DECEMBER 9 2021

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

4.12 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Subsection 4.11. Further, the Parties agree to amend Section 4.22 of the SPA to delete Section 4.22(a) and which shall read (pursuant to this amendment) as follows:

“Restrictions on Post-Closing Stock Splits and Company Sales Below FMV. During the time period commencing after the Closing and continuing until the relisting of the Company’s Common Stock as contemplated pursuant to Section 4.19 [of the SPA], the Company shall not (a) split, combine, reclassify any of its capital stock (for the purposes of his section “reclassification”is defined as creating separate classes of Shares of the Company that dilute the voting power of the Shares owned by the Stockholders), or (b) issue or agree to issue any additional shares of Common Stock, common stock equivalents or other securities at a per-share-price (determined on an as converted basis) less than eighty percent (80%) of the six (6)-month Trading Day per-share-price average for such security.”

4.13 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

4.14 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

4.15 Aggregation of Stock. All Shares held by a Stockholder and/or its Affiliates as of the Effective Date shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital or other investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. However, any common stock in the Company beneficially owned by Chen in, or owned directly by ACTS Biosciences, Inc. or STC International, Inc., shall not be subject to aggregation pursuant to this section.

4.17 Counterparts. This Agreement may be executed in any number of counterparts, all of whom taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

[Signature Page Follows]

AINOS INC VOTING AGREEMENT WITH CHEN AND LEE DATED DECEMBER 9 2021

IN WITNESS WHEREOF, the parties have executed this Voting Agreement which shall be effective upon the execution of all of the Parties:

AINOS, INC., a Texas Corporation		AINOS, INC., a Cayman Islands company

By:	/s/ Tsai Chun Hsien	By:	/s/ Tsai Chun Hsien
	Tsai Chun Hsien, President and CEO		Tsai Chun Hsien, President

Date: December 10, 2021		Date: December 10, 2021

By:	/s/ Stephen T. Chen	By:	/s/ Virginia M. Chen
	Stephen T. Chen, individually		Virginia M. Chen, individually

Date: December 10, 2021		Date: December 10, 2021

Stephen T. Chen and Virginia M. Chen Living Trust, dated April 12, 2018		Stephen T. Chen and Virginia M. Chen Living Trust, dated April 12, 2018

By:	/s/ Stephen T. Chen	By:	/s/ Virginia M. Chen
	Stephen T. Chen, Trustee		Virginia M. Chen, Trustee

Date: December 10, 2021		Date: December 10, 2021

By:	/s/ Hung Lan Lee
Hung Lan Lee, individually

Date: December 10, 2021

AINOS INC VOTING AGREEMENT WITH CHEN AND LEE DATED DECEMBER 9 2021

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on  __________, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of December 9, 2021 (the “Agreement”), by and among the Company and certain of its Stockholders, as such Agreement may be amended or amended and restated from time to time. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Shares”) as a transferee of Shares from a party in such party’s capacity as a “Stockholder” bound by the Agreement, and after such transfer, Holder shall be considered a “Stockholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Shares, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number or email listed below Holder’s signature hereto.

HOLDER:

By:		Address:

Name:

For:		Facsimile:

Title:		Email:

AGREED AND ACCEPTED:

AINOS, INC., a Texas Corporation

By:	/s/Tsai Chun Hsien

Name:	Tsai Chun Hsien

Title:	President and CEO

AINOS INC VOTING AGREEMENT WITH CHEN AND LEE DATED DECEMBER 9 2021